Exhibit 99.1

July 30, 2018

Western Uranium Corp. Announces Closing of Second Tranche of Non-Brokered Private Placement

and Provides Uranium Market Update

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the closing of a second tranche of a non-brokered private placement (the “Private Placement”) of 2,525,526 units (the “Units”) at a price of CAD$0.68 per Unit. The aggregate gross proceeds raised in this tranche of the Private Placement amount to CAD$1,717,358.

Each Unit consists of one common share of Western (a “Share”) plus one-half (1/2) common share purchase warrant of Western (each whole warrant, a “Warrant”). Each Warrant shall entitle the holder to purchase one Share at a price of CAD$1.15 for a period of two years following the closing date of the Private Placement.

The Warrants contain a provision that if the Company’s shares trade at or above Cdn$2.50 per share for five consecutive trading days, the Company may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days written notice by the Company (the “Acceleration Clause”).

The net proceeds of the Private Placement may be utilized to fund development of vanadium resources, commercialization of ablation technology, resource payments, and working capital needs.

In connection with the Private Placement, the Company paid CAD$26,056 in finder’s fees plus 38,317 compensation warrants exercisable for two years, each warrant being exercisable at CAD$1.15 per one Share of the Company. The compensation warrants are subject to the Acceleration Clause.

Securities issued pursuant to the Private Placement shall be subject to a statutory six (6) month and one day hold period. The closing of the Private Placement remain subject to final regulatory approvals.

The securities offered and sold have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In a first tranche of the private placement that closed in May 2018 Western raised an aggregate of CAD$618,543 through the issuance of 909,622 units at $0.68 per unit. Please refer to the news release issued on May 4, 2018 for further details on that tranche. The aggregate gross proceeds raised in the two tranches of the private placement amount to CAD$2,335,901. The offering was oversubscribed and utilization of the overallotment option was required to fulfill the excess demand.

URANIUM MARKET UPDATE: Western wishes to highlight recent positive uranium news out of North America which addresses the difficulties of for-profit uranium companies competing against state-sponsored enterprises. Cameco announced its decision to suspend production at McArthur River and Key Lake, its flagship mine and among the world’s largest mines, for an indeterminate duration citing an oversupplied spot market and lack of long-term contracts providing an acceptable rate of return. In response to the Section 232 petition, U.S. Secretary of Commerce, Wilbur Ross announced the initiation of an investigation “to determine whether uranium imports threaten to impair national security.” Among the key considerations were that U.S. nuclear reactors produce 20% of the electricity for the U.S. electric grid and the U.S. uranium supply component has declined to only 5% from levels previously near 50%. Both of these initiatives address unprofitable and unsustainable uranium price levels resulting from price insensitive production from state-sponsored enterprises. The remedy proposed by the Section 232 petitioners is reservation of 25% of U.S. supply requirements for U.S. domestic production. Western lauds these actions as catalyzing the market for viable higher uranium price levels. From its portfolio of previously producing mines, Western believes it is well positioned to assist the U.S. uranium industry ramp-up domestic uranium ore production in response to prospective Section 232 remedies.

Timing of Name Change to Western Uranium & Vanadium Corp.

As announced in a news release issued on July 3, 2018, the shareholders of the Company approved at the Annual General and Special Meeting held on June 29, 2018 a special resolution authorizing the change of the Company’s name from “Western Uranium Corporation” to “Western Uranium & Vanadium Corp.” The name change reflects the increased importance of vanadium for the Company. Western’s large holdings of vanadium resources make the Company among the more significant U.S. holders of vanadium resources. The board of directors of the Company has the authority to determine when to complete the name change, and it is currently anticipated that the change of Western’s name will be completed in the coming weeks.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com